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                                                                    EXHIBIT 99.1


                                 August 3, 1998


To Our Stockholders:

We are pleased to inform you that the Dollar Thrifty Automotive Group, Inc. Board of Directors has approved the adoption of a stockholder rights plan. This letter provides you with a description of the plan and our reasons for adopting it.

The plan is intended to protect stockholders in the event of an unsolicited attempt to acquire the Company, including a gradual accumulation of shares in the open market, a partial or two-tier tender offer that does not treat all stockholders equally, a squeeze-out merger and other abusive takeover tactics that the Board believes are not in the best interests of the stockholders. The plan is not intended to deter unsolicited offers that would provide superior long-term value to all of the Company's stockholders. The adoption of this plan is not in response to any pending takeover or proposed change in control of the company.

The adoption of a stockholder rights plan has become common practice in major U.S. public companies. Over 1,700 companies, including approximately half of the Business Week 1000 and Fortune 500 companies and approximately two-thirds of the companies in the Fortune 200, have issued rights to protect their stockholders against these tactics. We consider this plan to be the best available means of protecting both your right to retain your equity investment in Dollar Thrifty Automotive Group and the full value of that investment, while not deterring an offer that would provide superior long-term value to all of the Company's stockholders.

To effect the plan, the Board of Directors declared a dividend of one share purchase right for each outstanding share of the Company's common stock. The distribution is being made to stockholders of record as of the close of business today.

Under the plan, the rights will initially trade together with the Company's common stock and will not be exercisable. In the absence of further board action, the rights generally will become exercisable and allow the holder to acquire the Company's stock at a discounted price if a person or group acquires 15 percent or more of the Company's common stock. Rights held by persons who exceed the applicable threshold will be void. Under certain circumstances, the rights will entitle the holder to buy shares in an acquiring entity at a discounted price. An exception has been made to the 15 percent trigger for the holdings of an institutional investor that currently exceed 15%.


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The plan also includes an exchange option. In general, after the rights become exercisable, the Board of Directors may, at its option, effect an exchange of part or all of the rights, other than rights that have become void, for shares of the Company's common stock for each right, subject to adjustment in certain circumstances.

The Company's Board of Directors may, at its option, redeem all rights for $.01 per right, generally at any time prior to the rights becoming exercisable. The rights will expire August 3, 2008, unless earlier redeemed, exchanged or amended by the Board of Directors.

The issuance of the rights is not a taxable event and will not affect the Company's reported financial condition or results of operations, including earnings per share. The plan should not interfere with the Company's operating, financing or investing activities and will not change the way in which the Company's common stock currently is traded.

A summary of the plan explaining the terms and nature of the rights is enclosed. I urge you to review the summary and retain it with your permanent records.

In adopting the stockholder rights plan, the Dollar Thrifty Automotive Group Board of Directors has expressed its confidence in the Company's future and its determination that you, our stockholders, be given every opportunity to participate fully in that future.

On behalf of the Board of Directors,




Joseph E. Cappy
Chairman of the Board,
Chief Executive Officer
and President